Exhibit 19.1

FRESH VINE WINE, INC.

POLICY ON AVOIDANCE OF INSIDER TRADING

Updates adopted as of November 2, 2023

The Board of Directors of Fresh Vine Wine, Inc. (the “Company”) has adopted this Insider Trading Policy for our directors, employees (including officers) and consultants with respect to the trading of the Company’s securities, as well as the securities of publicly traded companies with whom we have a business relationship.

As a public reporting company, United States federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that our directors, employees (including officers) and consultants understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Both the U.S. Securities and Exchange Commission (the “SEC”) and the Financial Industry Regulatory Agency (FINRA) investigate and are effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

This policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this policy. Should you have any questions regarding this policy, please contact the Company’s Chief Financial Officer, who serves as the “Compliance Officer” for purposes of this Policy. Consequences of violating this Policy may be severe and may include civil and criminal penalties resulting in significant fines and imprisonment. Violations of this Policy may also subject you to Company-imposed sanctions, including dismissal for cause.

FRESH VINE WINE, INC.

POLICY ON AVOIDANCE OF INSIDER TRADING

Updates adopted as of November 2, 2023

Purpose

This Policy on Avoidance of Insider Trading (this “Policy”) provides guidelines with respect to transactions in the securities of Fresh Vine Wine, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from trading in securities of that company or providing material nonpublic information to other persons who may trade on the basis of that information.

Scope of Policy

Persons Covered By This Policy

●	Company Officers, Directors, Employees and Others. This Policy applies to all officers of the Company, all members of the Company’s Board of Directors and all employees of the Company. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information.

●	Family Members. The same restrictions that apply to you apply to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities) (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to person securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Fresh Vine Wine, Inc.

Policy on Avoidance of Insider Trading (2023)

●	Entities that You Influence or Control. This Policy applies to entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transaction by these Controlled Entities should be treated for purposes of this Policy and applicable securities laws as if they were for your own account.

Transactions Covered By This Policy

This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including common stock, options to purchase common stock, common stock purchase warrants and any other type of securities that the Company may issue, as well as derivative securities that are not issued by the Company such as exchange-traded put or call options or swaps relating to the Company’s Securities.

Administration of This Policy

The Company has appointed its Chief Financial Officer, to serve as the Compliance Officer for purposes of this Policy, and in such officer’s absence another employee designated by the Compliance Officer, shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

Statement of Policy

It is the policy of this Company that no person who is subject to this Policy who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

1.	Engage in transactions in Company Securities, except as otherwise specified in this Policy under the heading “Exceptions From This Policy”;

2.	Recommend the purchase or sale of any Company Securities;

3.	Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

4.	Assist anyone engaged in the above activities.

In addition, it is the policy of this Company that no person who is subject to this Policy who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business (such as a customer or supplier) and those with which the Company may be negotiating major transactions (such as an acquisition, investment or sale) may trade in that company’s securities until the information becomes public or is no longer material. Information that is not material to the Company may nevertheless be material to one of those other firms.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws to not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Fresh Vine Wine, Inc.

Policy on Avoidance of Insider Trading (2023)

Definition of Material Nonpublic Information

Note that “inside information” has two important elements--materiality and public availability.

Material Information. Information is considered “material” if a reasonable investor would consider it important in deciding whether to buy, hold or sell securities. Any information that could reasonably be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assess materiality, rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. For this reason, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. Although it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

●	Financial results, projections of future earnings or losses, or other financial guidance;

●	An acquisition, disposition, license, sublicense or other transaction involving the Company’s major products, services or significant company assets;

●	News of a pending or prospective merger, acquisition or tender offer transaction or an acquisition or disposition of significant assets;

●	News regarding the gain or loss of a significant customer, service agreement or supplier;

●	Major events regarding the Company’s securities, including the offering of additional securities or the declaration of a stock split;

●	Proposed or pending equity or debt securities offerings;

●	Severe financial liquidity problems;

●	Actual or threatened major litigation, or the resolution of such litigation;

●	A change in management; and

●	Pending or threatened significant litigation, or the resolution of such litigation.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been released broadly to the marketplace, such as pursuant to the issuance of a press release, filing of a public disclosure document with the SEC, publication in a widely-available newspaper, magazine or news website, or broadcast on widely available radio or television programs. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees and/or consultants, or if it is only available to a select group of analysts, broker and institutional investors.

Fresh Vine Wine, Inc.

Policy on Avoidance of Insider Trading (2023)

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the second full trading day after the information is released. For example, if the Company announces financial earnings before trading begins on a Tuesday, you should not trade in Company Securities until the opening of the market on Thursday (assuming you are not aware of other material nonpublic information at that time). However, if the Company announces earnings after trading begins on that Tuesday, you should not trade in Company Securities until the opening of the market on Friday. Depending on the particular circumstances, the Company may determine that a longer or shorter period of time should apply to the release of specific material nonpublic information.

Exceptions From This Policy

Exceptions for Transactions Under Company Plans. This Policy does not apply in the case of the following transactions, except as specifically noted:

●	Stock Option Exercises. This Policy does not apply to the grant or exercise of a stock option acquired pursuant the Company’s equity incentive plans, or to the exercise of a “net exercise” or tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy payment of the option exercise price or tax withholding requirements. This Policy does apply, however, to any sale of stock of the underlying stock or to a cashless exercise of the option through a broker (i.e., a “broker-assisted cashless exercise”), or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or tax obligations triggered by that exercise.

●	Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon vesting of any restricted stock. This Policy does apply, however, to any market sale of restricted stock, including a market sale for the purpose of generating the cash needed to pay taxes triggered upon vesting of restricted stock.

●	Performance Shares and Restricted Stock Units. This Policy does not apply to the issuance of shares under performance share awards or restricted stock units awards, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the issuance of such shares. This Policy does apply, however, to any market sale of Company Securities, including a market sale for the purpose of generating the cash needed to pay taxes triggered upon the issuance of such shares.

●	401(k) Plan. If the Company sponsors a 401(k) plan that allows you to purchase Company Securities through the periodic contribution of money to the plan pursuant to a payroll deduction election, this Policy will not apply to such purchases. This Policy will apply, however, to certain elections that you may make under such a 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund. This Policy will also apply to your sales of Company Securities purchased under the plan.

Fresh Vine Wine, Inc.

Policy on Avoidance of Insider Trading (2023)

●	Employee Stock Purchase Plan. If the Company sponsors an employee stock purchase plan, this Policy will not apply to purchases of Company Securities in any such plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also will not apply to purchases of Company Securities resulting from lump sum contributions to such a plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy will apply, however, to your election to participate in such a plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.

●	Dividend Reinvestment Plan. This Policy will not apply to purchases of Company Securities under a Company dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities. This Policy will apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to such a dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy will also applies to your sale of any Company Securities purchased pursuant to such a plan.

●	Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

Exceptions for Transactions Not Involving a Purchase or Sale. Bona fide gifts of securities are not transactions subject to this Policy unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the officer, employee, director or other person subject to this Policy is aware of material nonpublic information. Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

Exception for Approved 10b5-1 Plans. Trades by covered persons in the Company’s securities that are executed pursuant to an approved and compliant 10b5-1 plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in this Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods. Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a 10b5-1 plan must be entered into before you are aware of material nonpublic information. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party. The Company requires that all 10b5-1 plans, and any amendments or modification thereof, be approved in writing in advance by the Compliance Officer and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for 10b5-1 Plans,” which is attached as Exhibit A to this Policy. A 10b5-1 plan should be submitted for approval at least five business days prior to the entry into the 10b5-1 plan. No further pre-approval of transactions conducted pursuant to the 10b5-1 Plan will be required.

Fresh Vine Wine, Inc.

Policy on Avoidance of Insider Trading (2023)

Additional Procedures – Blackout Periods; Preclearance

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety.

●	The “Blackout Periods” outlined below are applicable to all persons subject to this Policy.

●	The pre-clearance procedures outlined below are only applicable to members of the Company’s Board of Directors and the Company’s executive officers that are Section 16 individuals (the “Insiders”); however, other persons may be notified by the Compliance Officer from time to time that they will be considered to be Insiders and subject to the pre-clearance requirements if the Compliance Officer believes that, in the normal course of their duties, they are likely to have regular access to material non-public information.

Blackout Procedures. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, the Company has designated certain “Blackout Periods” during which all persons subject to this Policy may not trade in Company Securities, directly or through family members or other persons or entities. Even if a Blackout Period is not in effect, at no time may you trade in Company Securities if you are aware of material nonpublic information about the Company.

Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, persons subject to this Policy, as well as their Family Members or Controlled Entities, may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a Blackout Period beginning on the 14th day prior to the end of each fiscal quarter and ending following the expiration of two full trading days after the Company’s public release of its earnings results for that quarter. If the 14th day falls on a weekend, the applicable Blackout Period will begin at the close of business on the last trading day prior to that weekend.

Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers, employees and/or others subject to this Policy. So long as the event remains material and nonpublic, the persons designated and notified by the Compliance Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific Blackout, the Compliance Officer will inform the requesting person of the existence of a Blackout Period, without disclosing the reason for the restriction. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the Blackout Period to any other person. The failure of the Compliance Officer to designate a person as being subject to an event-specific Blackout Period will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Fresh Vine Wine, Inc.

Policy on Avoidance of Insider Trading (2023)

Exceptions to Black-out Periods. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

Pre-Clearance Procedures. Insiders, as well as the Family Members and Controlled Entities of such Insiders, may not engage in any transaction involving Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer; provided, however, that the Compliance Officer may not engage in such transactions without first obtaining pre-clearance from a designated member of the Company’s Board of Directors.

A request for pre-clearance should be submitted to the Compliance Officer or designated Board member (as applicable) at least two business days in advance of the proposed transaction. The Compliance Officer or designated Board member is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks preclearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of material non-public information about the Company, and should describe fully those circumstances to the Compliance Officer or designated Board member. If the requestor is a director or a Section 16 officer, the requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5.

Each individual subject to this Policy is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed herein, also comply with this Policy. Receipt of pre-clearance from the Compliance Officer or designated Board member does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. See “Personal Responsibility” below.

Special and Prohibited Transactions

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in Company Securities or in other transactions in Company Securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional guidance.

Fresh Vine Wine, Inc.

Policy on Avoidance of Insider Trading (2023)

Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended, prohibits officers and directors from engaging in short sales.

Publicly Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer, employee or other person subject to this Policy is trading based on material nonpublic information and focus his or her attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

Hedging Transactions. Hedging transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions might permit a person to own Company Securities without the full risks and rewards of ownership. When that occurs, that person may no longer have the same objectives as the Company’s other stockholders. In addition, certain forms of hedging or monetization transactions are extremely complex and can present unique insider trading risks. For these reasons, hedging transactions are prohibited by this Policy.

Margin Accounts and Pledges. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company Securities, you are prohibited from, directly or indirectly, holding Company Securities in a margin account or pledging Company Securities as collateral for a loan unless you have received consent in advance from the Compliance Officer. Advance consent may be granted where you wish to pledge Company Securities as collateral for a loan (not including margin debt) and clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. Even in such situations, the Company strongly discourages you from pledging Company Securities as collateral for a loan. If you wish to pledge Company Securities as collateral for a loan, you must submit a request for approval to the Compliance Officer prior to the proposed execution of documents evidencing the proposed pledge.

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved 10b5-1 plans) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer, employee, or other person subject to this Policy is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that he or she must use a standing or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined herein under the heading “Additional Procedures –Preclearance; Blackout Periods.”

Fresh Vine Wine, Inc.

Policy on Avoidance of Insider Trading (2023)

Post-Termination Transactions

This Policy continues to apply to your transactions in Company securities even after you have terminated employment or other services to the Company or a subsidiary as follows: if you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance specified under the heading “Additional Procedures –Preclearance; Blackout Periods – Preclearance Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of a Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of employment of service relationship.

Unauthorized Disclosure

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment or other engagement the Company as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to risk of investigation and litigation.

The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals.

Please refer to other Company policies that may be in place from time to time for more details regarding the Company’s policy on speaking to the media, financial analysts and investors.

Cooperation of Covered Persons

Persons covered by this Policy shall obtain and maintain accurate and complete records of their trading activity in Company securities in order to demonstrate compliance with this Policy. Further, persons covered by this Policy shall respond promptly, accurately and completely to any request from the Compliance Officer for information and/or materials in order to demonstrate or confirm such persons’ compliance with this Policy. Requests may include but are not limited to documentation evidencing trading activity of such persons and their Family Members.

Personal Responsibility

Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed herein, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee, director or agent of the Company with respect to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

Fresh Vine Wine, Inc.

Policy on Avoidance of Insider Trading (2023)

Company Assistance

Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Compliance Officer.

Consequences of Violations

Civil and Criminal Penalties. The purchase and sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Company Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment.

Controlling Person Liability. Although regulatory authorities concentrate their efforts on individuals who trade, or tip inside information to others who trade, the federal securities laws also impose liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

Company Sanctions. In addition, an individual’s failure to comply with this Policy may also subject the individual to Company-imposed sanctions whether or not the employee’s failure to comply with this Policy results in a violation of law, including without limitation suspension or termination for cause. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Conflicts with Other Policies

If the terms of this Policy conflict with any obligations set forth in any codes, handbooks or policies of the Company or its controlled subsidiaries, the terms of this Policy shall control.

Certification

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy; provided, however, that any director, employee, officer of the Company, or any consultant to the Company that has been notified that such consultant is subject to this Policy, shall be bound by this Policy even if a certification is not signed by such party, provided that such party has received a copy of this Policy.

Fresh Vine Wine, Inc.

Policy on Avoidance of Insider Trading (2023)

FRESH VINE WINE, INC.

POLICY ON AVOIDANCE OF INSIDER TRADING

CERTIFICATION

To Fresh Vine Wine, Inc.:

I certify that I have read and understand the Fresh Vine Wine, Inc. Policy on Avoidance of Insider Trading. I hereby agree to comply with the specific requirements of the Policy in all respects during my employment or other service relationship with Fresh Vine Wine, Inc.

(Signature)

(Date)

FRESH VINE WINE, INC.

POLICY ON AVOIDANCE OF INSIDER TRADING

REQUEST TO TRADE IN COMPANY SECURITIES

TO:	Compliance Officer - Fresh Vine Wine, Inc.

FROM:

RE:	Transaction in Company Securities

DATE:

The undersigned intends to engage in transactions in Company Securities as described below:

In connection with such transaction(s), the undersigned hereby requests permission from Fresh Vine Wine, Inc. (the “Company”) to engage in the above described transaction and hereby certifies to the Company, that, to the best knowledge of the undersigned, I am not in possession of any information that is not also available to the public at large or which could affect the market price of the above security or to which a reasonable investor would attach importance in deciding whether to buy, sell, or retain such security.

Signature

Approved as of ____________, 20___.

FRESH VINE WINE, Inc.

By:
Name:
Title:

EXHIBIT A

GUIDELINES FOR 10B5-1 PLANS

Trades by covered persons in the Company’s securities that are executed pursuant to an approved 10b5-1 plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in the Fresh Vine Wine, Inc. Policy on Avoidance of Insider Trading (the “Policy”) or to the restrictions set forth therein relating to pre-clearance procedures and blackout periods. Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet the requirements set forth in Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended. In general, a 10b5-1 plan must be entered into before you are aware of material nonpublic information. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party.

As specified in the Policy, entry into or modification of a 10b5-1 plan must be approved in writing in advance by the Compliance Officer. A 10b5-1 plan (or any amendment or modification thereof) should be submitted for approval at least five days prior to the entry into or modification of the 10b5-1 plan. No further pre-approval of transactions conducted pursuant to the 10b5-1 Plan will be required.

The following guidelines apply to 10b5-1 plans:

●	You may not enter into, suspend or otherwise modify a 10b5-1 plan during a Blackout Period or while in possession of material nonpublic information.

●	Any entry into, suspension or other modification of a 10b5-1 plan must be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

●	For directors and officers of the Company, each 10b5-1 plan must include a representation that such director of officer is (i) not aware of material non-public information about the Company or its securities and (ii) adopting the 10b5-1 plan in good faith and not as a scheme to evade the prohibitions of Rule 10b-5.

●	Before trading can commence, you must comply with the following mandatory cooling-off period after the adoption, suspension or modification of a 10b5-1 plan:

o	Officers and Directors – the later of (i) 90 days after adoption or modification and (ii) two business days after the disclosure of the Company’s financial results for the fiscal quarter in which the 10b5-1 plan was adopted or modified (not to exceed 120 days); and

o	All Other Company Personnel – 30 days after adoption or modification.

These cooling off periods are required by SEC rules and designed to minimize the risk that a claim will be made that you were aware of material nonpublic information when you entered into the 10b5-1 plan and that the plan was not entered into in good faith.

●	You may not have more than one 10b5-1 plan outstanding at the same time, except in limited circumstanced pursuant to Rule 10b5-1 and subject in all cases to preapproval by the Compliance Officer.

●	Subject to and in accordance with the terms of Rule 10b5-1, you may not have more than one “single trade” 10b5-1 plan during any 12-month period.

10b5-1 plans must be operated in good faith and otherwise comply with Rule 10b5-1. None of the requirements or plan terms currently contemplated by these Guidelines are exhaustive or limiting on the Company. The Company has the right to require the inclusion of additional provisions in your 10b5-1 plan designed to protect you and/or the Company.

Each director, officer and other Section 16 insider understands that the approval or adoption of a 10b5-1 plan in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a 10b5-1 plan.

The Company will be required to make certain quarterly disclosures, in accordance with Rule 10b5-1 and the disclosure requirements under the Securities Exchange Act of 1934, as amended, regarding any adoption, modification or termination of a 10b5-1 plan by a director or executive officer. Upon the occurrence of any such adoption, modification or termination, such persons are required to promptly furnish the Compliance Officer information regarding the date of adoption, termination or modification of the 10b5-1 plan, the 10b5-1 plan’s duration, the aggregate number of securities to be sold or purchased under the 10b5-1 plan and any other information reasonably requested by the Compliance Officer.